As filed with the U.S. Securities and Exchange Commission on August 29, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Big Tree Cloud Holdings Limited

(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Building B4
Qianhai Shengang Fund Town
Nanshan District, Shenzhen 518052, China
+86 0755 2759-5623

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Tel: +1 (212) 947-7200

(Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:

Shane Wu, Esq.

Ross D. Carmel, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 31st Floor

New York, NY 10036

Tel: +1 (212)-930-9700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 29, 2025

Big Tree Cloud Holdings Limited

$100,000,000 of

Ordinary Shares

Warrants

Debt Securities

Rights

and

Units

We may offer, issue and sell from time to time up to $100,000,000, or its equivalent in any other currency, currency units, or composite currency or currencies, of our ordinary shares of par value $0.0001 each (the “Ordinary Shares”), warrants to purchase Ordinary Shares, debt securities, rights and a combination of such securities, separately or as units, in one or more offerings. This prospectus provides a general description of offerings of these securities that we may undertake. We refer to our Ordinary Shares, warrants, debt securities, rights and units collectively as “securities” in this prospectus.

This prospectus provides a general description of the securities we may offer. Each time we sell the securities, we will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

We may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution”. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our Ordinary Shares are currently traded on the Nasdaq Global Market under the symbol “DSY.” On August 28, 2025, the last reported sale price of our Ordinary Shares on Nasdaq was $1.07 per share. Our warrants, each exercisable to purchase one (1) Ordinary Share, are currently traded on the Nasdaq Capital Market under the symbol “DSYWW.” On August 28, 2025, the last reported sale price of our warrants on Nasdaq was $0.0212 per warrant. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on Nasdaq or other securities exchange of the securities covered by the prospectus supplement.

The aggregate market value of our outstanding Ordinary Shares held by non-affiliates is approximately US$ $18.16 million, based on 86,972,928 Ordinary Shares issued and outstanding, of which 70,000,000 Ordinary Shares are held by affiliates, 16,972,928 Ordinary Shares are held by non-affiliates, and the price of US$1.07 per share based on the closing sale price of our Ordinary Shares on August 28, 2025. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell the securities registered on the registration statement to which this prospectus forms a part with a value exceeding one-third of the aggregate market value worldwide of our outstanding common equity held by non-affiliates (which we refer to as our public float) in any 12-month period so long as our public float remains below US$75,000,000.

Big Tree Cloud Holdings Limited, or the “Company”, is not a Chinese operating company but a Cayman Islands holding company with no material operations of its own. The Company primarily operates in China through its PRC operating subsidiaries. Under this holding company structure, investors are purchasing equity interests in the Cayman Islands holding company and obtaining indirect ownership interests in our Chinese operating companies. Investors may never hold equity interests in our Chinese operating company. Chinese regulatory authorities could disallow this structure, which would likely result in a material change in our operations and/or a material change in the value of the securities we are registering for sale, which could cause the value of such securities to significantly decline or become worthless. In such event, despite our efforts to restructure to comply with the then applicable PRC laws and regulations in order to continue our operations in China, we may experience material changes in our business and results of operations, our attempts may prove to be futile due to factors beyond our control, and the value of the securities you invest in may significantly decline or become worthless. We also face various risks and uncertainties related to doing business in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us, to conduct its business and accept foreign investments. For example, we face risks associated with regulatory approvals on offshore securities offerings, oversight on cybersecurity and data privacy. The PRC government has recently published new policies that significantly affected various industries, and we cannot rule out the possibility that it will in the future further release regulations or policies regarding our industry that could adversely affect our business, financial condition and results of operations. For a detailed description of risks relating to doing business in China, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” in our most recent annual report on Form 20-F for the fiscal year ended June 30, 2024.

We completed a merger with Plutonian Acquisition Corp. on June 6, 2024 and our Ordinary Shares and warrants began trading on the Nasdaq Stock Exchange on June 7, 2024. On October 9, 2023, Plutonian Acquisition Corp., a Delaware corporation (“Plutonian”) entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Big Tree Cloud International Group Limited, an exempted company incorporated in Cayman Islands (“Holdco”), Big Tree Cloud Holdings Limited, an exempted company incorporated in Cayman Islands (“PubCo”), Big Tree Cloud Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), Big Tree Cloud Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2”), and Guangdong Big Tree Cloud Investment Holding Group Co., Ltd., a limited liability company incorporated in the PRC (“Guangdong DSY”). The Merger Agreement provided for a business combination which was effected in two steps: (i) Merger Sub 1 would merge with and into Holdco (the “Initial Merger”), and Holdco would be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo, and (ii) following confirmation of the effectiveness of the Initial Merger, Merger Sub 2 would merge with and into Plutonian (the “SPAC Merger”, and together with Initial Merger, the “Business Combination”), and Plutonian would be the surviving corporation of the SPAC Merger and a direct wholly-owned subsidiary of PubCo. For a detailed description of risks relating to PubCo’s securities, see “Item 3. Key Information—D. Risk Factors—Risks Related to PubCo’s Securities” in our most recent annual report on Form 20-F for the fiscal year ended June 30, 2024.

Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “the registrant,” “our company,” “the company,” “we,” “us,” “our,” and “ours” refer to Big Tree Cloud. References to “Big Tree Cloud” refer to the holding company of the group, namely Big Tree Cloud Holdings Limited subsequent to the Business Combination, and where the contexts so indicates, Big Tree Cloud International Group Limited prior to the consummation of the Business Combination.

Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”), adopted by six PRC regulatory agencies in 2006 and amended in 2009, require an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies or assets and controlled by PRC individuals or entities to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and the listing of our securities after the completion of the Business Combination and our offshore offerings may ultimately require approval of the CSRC. If the CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval. Any failure to obtain or delay in obtaining the CSRC approval for any of our offshore offerings would subject us to sanctions imposed by the CSRC or other PRC regulatory authorities, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition and results of operations.

In recent years, the PRC government initiated a series of regulatory actions and guidelines to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On July 6, 2021, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities (the “Opinions”), which emphasized the need to strengthen administration over illegal securities activities and supervision of overseas listings by China-based companies. The Opinions proposed promoting regulatory systems to deal with risks facing China-based overseas-listed companies, and provided that the State Council will revise provisions regarding the overseas issuance and listing of shares by companies limited by shares and will clarify the duties of domestic regulatory authorities. On December 27, 2021, National Development and Reform Commission(“NDRC”) and the Ministry of Commerce of the People’s Republic of China (“MOFCOM”) jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version) (the “2021 Negative List”), which became effective and replaced the previous version on January 1, 2022. On September 6, 2024, the NDRC and the MOFCOM promulgated the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2024 version) (the “2024 Negative List”), as amended, which became effective and replaced the 2021 Negative list on November 1, 2024. According to the 2024 Negative List, domestic enterprises engaging in businesses in which foreign investment is prohibited shall obtain approval from the relevant authorities before offering and listing their shares on an overseas stock exchange. In addition, certain foreign investors shall not be involved in the operation or management of the relevant enterprise, and shareholding percentage restrictions under relevant domestic securities investment management regulations shall apply to such foreign investors. Since Big Tree Cloud is not engaged in businesses in which foreign investment is prohibited, we believe that we are not required to obtain such approval under the 2024 Negative List. However, some of the abovementioned laws, regulations and policies were recently promulgated or issued, and have not yet taken effect (as applicable), their interpretation, application and enforcement are subject to uncertainties, and uncertainties remain regarding the interpretation and implementation of the new rules and regulations.

On December 28, 2021, the Cyberspace Administration of China (the “CAC”), together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. As confirmed by our PRC counsel, Sundial Law Firm, since we are not an online platform operator that possesses over one million users’ personal information, we are not subject to the cybersecurity review with the CAC under the Cybersecurity Review Measures. As such, we believe that, we have been compliant with the regulations and policies that have been issued by the CAC. These new laws and guidelines have not impacted the Company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange; however, there are uncertainties in the interpretation and enforcement of these new laws and guidelines, which could materially and adversely impact our business and financial outlook.

On February 17, 2023, the CSRC promulgated Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and circulated five supporting guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (1) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller. The Overseas Listing Trial Measures also provides that if the issuer meets both the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (1) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (2) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three (3) business days after such application is submitted. In addition, the Overseas Listing Trial Measures provide that the direct or indirect overseas listings of the assets of domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three (3) business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings. Guidance for Application of Regulatory Rules — Overseas Offering and Listing No.1, promulgated by CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three (3) business days after such overseas special purposes acquisition company publicly announces such acquisition transaction.

In accordance with our understanding of the abovementioned guidance and rules, we submitted a filing with the CSRC with respect to the Business Combination. The CSRC published the notification on our completion of the required filing procedures on February 5, 2024 for the Business Combination. Other than correspondence with the CSRC in connection with the CSRC filing procedures, we have not received any formal inquiry, notice, warning, sanction, or any regulatory objection with respect to the Business Combination and regarding our planned offering of securities from the CSRC or any other PRC governmental authorities. In addition, any future securities offerings and listings outside of mainland China by the Company, including, but not limited to, follow-on offerings, secondary listings, and going private transactions, will be subject to the filing requirements with the CSRC under the Overseas Listing Trial Measures. Failure to complete the filing procedure or concealment of any material fact or falsification of any major content by any domestic companies in the filing documents could result in administrative penalties such as order to rectify, warnings, and fines, and certain personnel of such domestic companies, such as their controlling shareholders, actual controllers, the person directly in charge and other directly liable persons, may also be subject to administrative penalties, such as warnings and fines. As advised by our PRC counsel, Sundial Law Firm, we are not immediately required to complete the filing procedure with the CSRC in connection with the “shelf” registration of securities as covered by this registration statement. However, in the event that we undertake new securities offerings or fundraising activities in the future, such as a securities offering covered by this prospectus, to ensure compliance with the relevant regulations, we will be required to file with the CSRC within three (3) business days after the completion of the respective offering. Other than the foregoing, as of the date of this prospectus, based on the opinion of Sundial Law Firm, we believe no relevant laws or regulations in the PRC explicitly require us to seek approval from CSRC or any other PRC governmental authorities for our overseas listing or securities offering plan.

However, the Overseas Listing Trial Measures may be amended from time to time in the future and in accordance with the version then in effect, we may be subject to additional compliance requirement and we cannot assure you that we will be able to get such clearance on a timely manner, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—The approval of and filing with the CSRC or other PRC government authorities may be required in connection with this Business Combination under PRC law, and, if so required, we cannot predict whether or when we will be able to obtain such approval or complete such filing, and even if we obtain such approval, it could be rescinded” in our most recent annual report on Form 20-F for the fiscal year ended June 30, 2024.

In addition, our securities may be prohibited from trading on a national exchange or in the over-the-counter trading market in the United States under the Holding Foreign Companies Accountable Act (the “HFCAA”), if the Public Company Accounting Oversight Board (the “PCAOB”), determines that it cannot inspect or fully investigate our auditors for three (3) consecutive years. On December 2, 2020, the U.S. House of Representatives passed the HFCAA. On December 18, 2020, the HFCAA was signed into law. HFCAA was further amended by the Consolidated Appropriations Act, 2023 signed into law on December 29, 2022. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements under the HFCAA. On December 16, 2021, the PCAOB issued a report on its determination that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of the People’s Republic of China (PRC), because of positions taken by PRC authorities in those jurisdictions (the “Determinations”). On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in China and Hong Kong. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and vacated its previous Determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. On December 29, 2022, the Accelerating Holding Foreign Companies Accountable Act was signed into law as part of the “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), reducing the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three (3) years to two (2) years.

The Company’s auditor, Audit Alliance LLP, an independent registered public accounting firm headquartered in Singapore, is currently subject to the U.S. laws, pursuant to which the PCAOB conducts regular inspections to access its compliance with the applicable professional standards. Audit Alliance LLP is subject to U.S. laws under which the PCAOB conducts regular inspections to assess compliance with applicable professional standards with the last inspection on September 27, 2024. Although the Company believes that the HFCAA and the related regulations do not currently affect it, the Company cannot assure you that there will not be any further implementations and interpretations of the HFCAA or the related regulations, which might pose regulatory risks to and impose restrictions on the Company because of its operations in mainland China. Recent developments with respect to audits of China-based companies, such as the Company, create uncertainty about the ability of their auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. As a result, the investors may be deprived of the benefits of PCAOB’s oversight of the Company’s auditor through such inspections. We could still face the risk of delisting and cease of trading of our securities from a stock exchange or an over-the-counter market in the United States under the HFCAA, as amended by the Consolidated Appropriations Act, 2023, and the securities regulations promulgated thereunder if the PCAOB determines that it is unable to inspect and investigate completely our registered public accounting firms for a period of two consecutive years, and that as a result an exchange may determine to delist our securities. For more details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China — Our independent registered public accounting firm’s audit documentation related to their audit reports included in this registration statement/prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Our ordinary shares may be delisted under the Holding Foreign Companies Accountable Act (“HCFAA”) after the Business Combination if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of our ordinary shares or the threat of their being delisted, may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our ordinary shares.” in our most recent annual report on Form 20-F for the fiscal year ended June 30, 2024.

We are an offshore holding company conducting our operations in mainland China primarily through our mainland China subsidiaries. We may make additional capital contributions or loans to our mainland China subsidiaries, which are treated as foreign invested enterprises under the law in mainland China, and such loans are subject to regulations and foreign exchange loan registrations; for example, loans to finance their activities must be registered with the local counterpart of the State Administration of Foreign Exchange (“SAFE”) or filed in its system, and the outstanding amount may not exceed the difference between total investment and registered capital under the traditional mechanism, or 200% of net assets under the foreign debt mechanism. Capital contributions must be reported to or filed with the Ministry of Commerce of China (the “MOFCOM”) and the State Administration for Market Regulation (“SAMR”) or their local counterparts. Pursuant to SAFE Circular 19 (effective June 1, 2015, last amended March 23, 2023) and SAFE Circular 16 (effective June 2016), foreign-invested enterprises may use the payment-based or “conversion-at-will” system for foreign currency settlement, substantially lifting restrictions on the use of Renminbi registered capital, foreign debt, and repatriated overseas listing funds, but these circulars reiterate that converted Renminbi may not be used beyond business scope or to provide loans to non-affiliates unless otherwise permitted. We may use offshore financing proceeds to fund mainland China subsidiaries through loans or capital contributions, subject to registration, statutory limits, and approvals, which may affect our ability to fund new entities or acquisitions in mainland China.

We may rely on dividends and other equity distributions from our subsidiaries to meet cash and financing needs, but current regulations permit dividends only from accumulated after-tax profits and require at least 10% of after-tax profits to be set aside annually for reserves until reaching 50% of registered capital. As of July 31, 2025, most of our mainland China subsidiaries had not made statutory reserve appropriations due to accumulated losses. Future indebtedness of our subsidiaries may further restrict dividend payments or distributions, and any such limitation could materially and adversely affect our ability to grow, make investments or acquisitions, pay dividends, or otherwise fund and conduct our business.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. We are also a “foreign private issuer” as defined in the Securities and Exchange Act of 1934, as amended, or the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and “short swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for more details.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully review the risks described under the headings “Prospectus Summary—Summary of Risk Factors” and “Risk Factors” in this prospectus and in the documents which are incorporated by reference herein before you invest in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2025.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date on the front of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a “shelf” registration process. Under this shelf registration process, we may offer to sell any of the securities, or any combination of the securities, described in this prospectus, in each case in one or more offerings, up to a total amount of $100,000,000. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the Commission, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the securities may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in this prospectus or any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

In this prospectus, when used herein, unless the context requires otherwise:

●	“Big Tree Cloud” or the “Company” refers to Big Tree Cloud Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and the holding company of our group;

●	“Board of Directors” refers to the board of directors of Big Tree Cloud Holdings Limited;

●	“Guangdong Dashuyun” refers to Guangdong Dashuyun Investment Holding Group Co., Ltd., a limited liability company incorporated in the PRC, which is an indirect wholly owned subsidiary of Big Tree Cloud International Group Limited;

●	“IFRS” refers to the International Financial Reporting Standards;

●	“mainland China” refers to the mainland of the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Nasdaq” refers to The Nasdaq Stock Market LLC;

●	“PRC” or “China” refers to the People’s Republic of China (including, for the avoidance of doubt, the Hong Kong Special Administrative Region and the Macau Special Administrative Region), and only in the context of describing the PRC laws, rules, regulations, regulatory authorities, and any PRC entities or citizens under such rules, laws and regulations and other legal or tax matters in this proxy statement/prospectus, excludes Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region;

●	“PCAOB” refers to the United States Public Company Accounting Oversight Board;

●	“PRC operating entities” refers to our mainland China-based subsidiaries;

●	“Ordinary Shares” refers to ordinary shares, par value US$0.0001 per share, of the Company;

●	“Renminbi” or “RMB” refers to Renminbi, the lawful currency of the PRC;

●	“SEC” or “Commission” refers to the U.S. Securities and Exchange Commission;

●	“tier 1 cities” refers to the four largest cities in China of Beijing, Shanghai, Guangzhou and Shenzhen. The urban tier system in China is an overall assessment based on a city’s population, economic performance and strategic importance;

●	“tier 2 cities” generally refers to the 45 Chinese cities of Chengdu, Chongqing, Hangzhou, Wuhan, Nanjing, Tianjin, Suzhou, Xi'an, Changsha, Shenyang, Qingdao, Zhengzhou, Dalian, Dongguan, Ningbo, Xiamen, Fuzhou, Wuxi, Hefei, Kunming, Harbin, Jinan, Foshan, Changchun, Wenzhou, Shijiazhuang, Nanning, Changzhou, Quanzhou, Nanchang, Guiyang, Taiyuan, Yantai, Jiaxing, Nantong, Jinhua, Zhuhai, Huizhou, Xuzhou, Haikou, Ürümqi, Shaoxing, Zhongshan, Taizhou and Jiujiang. These cities are generally recognized as secondary cities compared to the consensus tier-1 cities;

●	“tier 3 cities” generally refers to the 71 Chinese cities of Weifang, Baoding, Zhenjiang, Yangzhou, Guilin, Tangshan, Sanya, Huzhou, Hohhot, Langfang, Luoyang, Weihai, Yancheng, Linyi, Jiangmen, Shantou, Taizhou, Quzhou, Handan, Jining, Wuhu, Zibo, Yinchuan, Liuzhou, Mianyang, Zhanjiang, Anshan, Quzhou, Daqing, Yichang, Baotou, Xianyang, Qinhuangdao, Zhuzhou, Putian, Jilin, Huai'an, Zhaoqing, Ningde, Hengyang, Nanping, Lianyungang, Dandong, Lijiang, Jieyang, Yanbian Korean Autonomous Prefecture, Zhoushan, Lanzhou, Longyan, Luzhou, Fushun, Xiangyang, Shangrao, Yingkou, Sanming, Lishui, Yueyang, Qingyuan, Jingzhou, Tai'an, Panjin, Dongying, Nanyang, Ma'anshan, Nanchong, Xining, Xiaogan, Qiqihar. These cities are generally recognized as tertiary cities compared to the tier-1 cities and tier 2 cities;

●	“U.S. GAAP” refers to accounting principles generally accepted in the United States of America;

●	“we,” “us,” or “our” refers to Big Tree Cloud Holdings Limited, and where the context requires, together with its subsidiaries; and

●	“$,” “US$,” “dollar” or “U.S. dollar” refers to U.S. dollars, the legal currency of the United States.

You should carefully read this document and any applicable prospectus supplement. You should also read the documents we have referred you to under “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” below for information on our company, the risks we face and our financial statements. The registration statement and exhibits can be read on the SEC’s website as described under “Where You Can Find More Information About Us.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus, but the absence of these words does not mean that a statement is not forward-looking. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. There can be no assurance that future developments will be those that have been anticipated. Accordingly, forward-looking statements should not be relied upon as representing our view as of any subsequent date. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, our ability, after the consummation of the Business Combination, to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

●	our ability to execute our strategies, growth, and expansion, including our future business plans or objectives, prospective performance and opportunities, competition, revenues, customer acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends and acceptance, liquidity, cash flows and uses of cash, capital expenditures and our ability to invest in growth initiatives;

●	current and future economic and political conditions;

●	our ability to compete in an industry with low barriers to entry;

●	our ability to continue to operate through our holding company structure;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract clients, and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to retain the services of our executive officers;

●	anticipated trends, growth rates and challenges in the personal hygiene and care industry in general and the markets in which we operate;

●	the regulatory environment and changes in laws, regulations or policies in the jurisdictions in which we operate;

●	future exchange and interest rates; and

●	other assumptions, risks and/or uncertainties described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. You should read thoroughly this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and the documents incorporated herein by reference contain certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our securities. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus and the documents incorporated herein by reference relate only to events or information as of the date on which the statements are made in this prospectus and the documents incorporated herein by reference. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents incorporated herein by reference and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

v

PROSPECTUS SUMMARY

Business Overview

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands with no substantive operation. We carry out our business in China primarily through our PRC operating subsidiaries. We are a consumer-oriented, mission-driven and technology-empowered company encompassing development, production, distribution and sales and brand promotion of personal care products and other consumer goods under a consumer to manufacturer and merchant model, or C2M. We are devoted to establishing a platform to consolidate the vast resource of the personal care product industry in China and strive to become a well-known brand in China and globally. In particular, we focus on the development and production and sales of feminine hygiene products including sterilized feminine pads, menstrual pants and other feminine hygiene products. We incorporated a C2M model as part of our platform to connect our online and offline operations to create a community for our consumers to provide product feedbacks and requests and enhance our continuous delivery of high-quality products. We aim to integrate our resources and capabilities to promote our brand in order to strengthen our competitiveness in the vast feminine hygiene and personal care products in China.

As an emerging company with expanding business operations, our product portfolio included more than 50 commercialized products, including nine series of feminine pads. Big Tree Cloud is our flagship brand for feminine hygiene products, under which we have developed and commercialized multiple series of sterilized feminine pad products and menstrual pants products, including the Gold Series, DSY Air Series, Aurora Series, Classic Series, Favorita Series, O2 Series and Cloud Pants. In addition, we also own Yaluota, our sub-brand specifically designed for the younger age group, under which we have developed and commercialized feminine hygiene pad products including the Smiling Series, Youth Series and Z Series. We currently focus on the production and sales of feminine hygiene products, including sterilized feminine pads and menstrual pants. Based on our understanding of our target consumers’ demand, we selectively introduced additional products, including body and oral care products, accessories and other products (primarily the distribution of dietary supplements) to address unmet needs of our core consumer base. We have continuously expanded our products coverage in China as we have established sales channels with over 200 large retail stores and supermarkets as of August 10, 2025.

We previously owned two (2) production plants in Dongguan, China on leased premises comprising approximately 5,700 square meters, which mainly serves the production function for our feminine pad products. In August 2024, we sold our manufacturing facilities to a third party to become an asset-light company and agreed for it to manufacture our products on a “make-per-order” basis using the facilities we previously built. We have experience working with third-party merchants to complement our production capabilities and will continue this model to allocate resources efficiently. Engaging independent merchants for our body, oral care, and other products gives us flexibility to diversify our portfolio, control costs, and maintain strict quality standards to meet consumer demand. We sold our facilities as part of our resource optimization and business development strategy.

Having operated in China’s personal and feminine hygiene care industry, we identified significant opportunities in developing and producing raw materials for feminine pads, enabling us to diversify our operations and position ourselves as a reliable supplier to medium-size manufacturers. On January 10, 2025, Guangdong Dashuyun and Guangdong Jiasiwei New Materials Technology Co., Ltd. jointly established Guangdong Yunjia Innovative Materials Co., Ltd. (“Guangdong Yunjia”), in which Guangdong Dashuyun holds 51% equity interests. Guangdong Yunjia is primarily engaged in the research, development, production and sales of hot air nonwoven fabrics. Its main products include hot air, spunbond, double-card, perforated, and printed nonwoven fabrics and it offers functional nonwoven solutions by applying microcapsules or active ingredients through various finishing techniques, enabling features such as moisturizing, deodorizing, antibacterial, and mosquito-repellent effects. Through Guangdong Yunjia, we aim to expand into high value-added nonwoven materials sector and enhance our strategic presence across the new materials value chain. See “—Recent Development and Business Strategies” below.

We have experienced strong financial performance since our inception. For the six months ended December 31, 2024, our unaudited net revenue was US$1.0 million. For the years ended June 30, 2024 and 2023, our net revenues were US$7.3 million and US$6.3 million, respectively. Our revenues from the sales of sterilized feminine hygiene products represented 23.5%, 60.2% and 70.5% of our revenues for the years ended June 30, 2022, 2023 and 2024, respectively. We continue to rely on the sales of our feminine hygiene products to sustain our business operation. At the same time, we aim to accelerate the development of our other products to diversify our product offerings to achieve optimal financial performance.

Recent Development and Business Strategies

On January 10, 2025, Guangdong Dashuyun and Guangdong Jiasiwei New Materials Technology Co., Ltd. jointly established Guangdong Yunjia, in which Guangdong Dashuyun holds 51% equity interests. Guangdong Yunjia is primarily engaged in the research, development, production and sales of high-end hot air nonwoven fabrics. Guangdong Yunjia’s principal products include hot air nonwoven fabrics, spunbond nonwoven fabrics, double-card nonwoven fabrics, perforated nonwovens, and printed nonwovens. It provides customers with comprehensive functional hot air nonwoven fabric solutions by precisely applying microcapsule solutions, pastes, or powdered ingredients to designated areas of products through techniques such as spraying, coating, printing, dipping, or sprinkling. These processes enable value-added features such as moisturizing, hydrating, deodorizing, antibacterial, mosquito-repellent, and other functionalities, thereby addressing consumers’ demand for customized products and offering them greater choice.

Core Products and Technical Features

Guangdong Yunjia focuses primarily on hot-air bonded nonwoven fabrics, which are characterized by high functionality, softness, bulkiness, breathability, and low dust residue. These materials are widely applied in personal hygiene products, including baby diapers and the top sheet of feminine pads, as well as in home care uses such as wet wipes and filtration materials.

Guangdong Yunjia employs internationally advanced “one-step hot-air bonding technology,” which involves fiber opening, air-laid web formation, hot-air through bonding, cooling and shaping, and final winding and slitting. A key innovation lies in its precise temperature control system (±1°C), which enables flexible bonding between fibers without damaging fiber structures, thereby significantly improving skin-friendliness and uniformity of strength. Guangdong Yunjia primarily uses ES composite fibers as raw materials, including PE/PP sheath-core fibers, PE/PET fibers, eccentric fibers, and side-by-side fibers. Its hot-air nonwoven fabric production lines are equipped with advanced machinery such as bale openers, fiber openers, carding machines, flat-web hot-air ovens, online defect detectors, and winders. From the input of raw fiber materials to the output of finished hot-air nonwoven fabrics, the entire production cycle is completed within approximately one hour, enabling efficient and scalable manufacturing.

Corporate Information

The Company was incorporated in the Cayman Islands as a merger vehicle to facilitate the Business Combination between Plutonian, a blank check company incorporated in the state of Delaware which was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and Holdco, which was incorporated in the Cayman Islands. Upon closing of the Business Combination on June 6, 2024, Holdco merged with Merger Sub 1, with Merger Sub 1 being the surviving entity. Plutonian merged with Merger Sub 2, with Merger Sub 2 being the surviving entity. As a result of the Business Combination, both Holdco and Plutonian became a wholly owned subsidiary of the Company and the business of Holdco became our business. Our Ordinary Shares have been listed on the Nasdaq Global Market under the symbol “DSY” since June 7, 2024 and our Warrants have been listed on the Nasdaq Capital Market under the symbol “DSYWW” since June 7, 2024. The Company conducts all of its operations and generates all of its revenue through its subsidiaries in the PRC.

Our principal place of business is located at Building B4, Qianhai Shengang Fund Town, Nanshan District, Shenzhen, China 518052, PRC and its phone number is +86 0755 2759-5623. Big Tree Cloud’s registered office in the Cayman Islands is located at the office of Ogier Global (Cayman) Limited of 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

The following diagram illustrates our corporate structure as of August 26, 2025:

Big Tree Cloud Holdings Limited
(Cayman Islands)
100%
100%
Big Tree Cloud International Group Limited
(Cayman Islands)
Plutonian Acquisition Corp.
(Delaware)
100%
BRIGHT CONNECTED LIMITED
(British Virgin Islands)
100%
HONGKONG PLOUTOS INTERNATIONAL HOLDINGS LIMITED
(Hong Kong)
95.92%
Guangdong Dashuyun Investment Holding Group Co., Ltd.
(PRC)
100%
100%
52%
51%
51%
Shenzhen Surprise Cloud Trading Co., Ltd.
(PRC)
Shenzhen Dashuyun Import and Export Trading Co., Ltd.
(PRC)
Beijing Dashuyun Film and Television Culture Co., Ltd.
(PRC)
Yingkou Dashuyun Culture Media Co., Ltd.
(PRC)
Guangdong Yunjia Innovative Materials Co., Ltd.
(PRC)

Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, NY 10168.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. You can also find information on our website at www.bigtreeclouds.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein or therein. We have included our website address in this prospectus solely for informational purposes and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Summary of Risk Factors

An investment in our securities involves significant risks. Before making an investment decision, you should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, the risk factors contained in our most recent annual report on Form 20-F, as well as any updates to those risk factors in our reports on Form 6-K, in each case incorporated by reference herein, together with all of the other information appearing or incorporated by reference herein. Any of these risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our securities could decline, and you may lose all or part of your investment. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

We are a holding company incorporated in the Cayman Islands. Investing in our securities involves significant risks. All of our revenues are generated by our PRC operating subsidiaries. Below is a summary of certain material risks we face, organized under relevant headings. For detailed discussions, see “Prospectus Summary—Summary of Risk Factors” and “Risk Factors” in this prospectus and “Item 3. Key Information—D. Risk Factors” in our most recent annual report on Form 20-F, incorporated herein by reference.

Risks Related to Our Business and Industry

●	We have a limited operating history and face significant challenges in a fast-changing industry.

●	We had negative net cash flows from operating activities in the past and have not been profitable, which may continue in the future.

●	We may need to raise additional funds, and these funds may not be available on terms favorable to us or our shareholders or at all when needed.

●	Complex technology and operating systems will need to be developed, both in-house and in coordination with vendors and suppliers, for us to successfully produce and manufacture our personal care products, and there can be no assurance that such systems will be successfully developed.

●	We may be unable to keep up with evolution in sterilization technology as new entrants and existing, larger manufacturers enter the personal care product market.

●	We have a limited number of current customers, consumers and pending orders for our personal care products.

●	The personal care industry is highly competitive. If we are unable to compete effectively, we may fail to gain or lose our market share and our business, results of operations and financial condition may be materially and adversely affected.

●	Our success is dependent on the continued popularity of our products and our ability to anticipate and respond to changes in industry trends and consumer preferences and behavior in a timely manner.

●	Our new product introductions may not be as successful as we anticipate, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

●	Our business depends, in part, on the quality, effectiveness and safety of our products.

●	Our current sales are primarily limited to lower-tier cities in the PRC, and we may be unable to expand in China, which may adversely affect our business, prospects, financial condition and operating results.

●	If we are unable to protect our intellectual property, the value of our brands and other intangible assets may be diminished, and our business may be adversely affected.

●	Changes to the pricing of our products could adversely affect our results of operations.

●	We have incurred significant costs for a variety of sales and marketing efforts, including mass advertising and heavy promotions to attract customers through multiple channels. If we are unable to conduct our sales and marketing efforts in a cost-effective and efficient manner, our results of operations and financial conditions may be materially and adversely affected.

Risks Related to Doing Business in China

●	Uncertainties exist with respect to how the PRC Foreign Investment Law may impact the viability of our current corporate structure and operations.

●	The PRC government has significant authority to exert influence on or intervene the operation of China-based issuers, such as Big Tree Cloud at any time in relation to how we conduct our business, which could result in a material adverse change in our operations and the value of our securities.

●	Changes in China’s economic, social or other conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities.

●	If we fail to obtain and maintain the requisite licenses, permits, registrations and filings applicable to our business, or fail to obtain additional licenses, permits, registrations or filings that become necessary as a result of new enactment or promulgation of government policies, laws or regulations or the expansion of our business, our business and results of operations may be materially and adversely affected.

●	Uncertainties in the changes, interpretation and enforcement of PRC laws, rules and regulations could materially adversely affect Big Tree Cloud’s business.

●	Actions by the government of China to exert more supervision over offerings, if any, may limit or completely hinder the our ability to offer or continue to offer securities to investors or cause the value of such securities to decline or in some circumstances become worthless.

●	Any failure to comply with the various applicable PRC laws and regulations related to data security and cybersecurity could affect our offshore listing and lead to liabilities or other regulatory actions, which would have a material and adverse effect on our business operations.

●	It may be difficult for overseas regulators to conduct investigations or collect evidence within mainland China.

●	Our independent registered public accounting firm’s audit documentation related to their audit reports included in this registration statement/prospectus include audit documentation located in China. PCAOB may not be able to inspect audit documentation located in China and, as such, you may be deprived of the benefits of such inspection which could result in limitations or restrictions to our access to the U.S. capital markets. Our Ordinary Shares may be delisted under the Holding Foreign Companies Accountable Act (“HCFAA”) after the Business Combination if the PCAOB is unable to adequately inspect audit documentation located in China. The delisting of our Ordinary Shares or the threat of their being delisted, may have a material adverse impact on our listing and trading in the U.S. and the trading prices of our Ordinary Shares.

●

Additional disclosure requirements to be adopted by and regulatory scrutiny from the SEC in response to risks related to companies with substantial operations in China, which could increase our compliance costs, subject us to additional disclosure requirements, and/or suspend or terminate our future securities offerings, making capital-raising more difficult.

●	The M&A Rules and certain other PRC regulations establish procedures for certain acquisitions of PRC domestic companies, which could make it difficult for us to pursue growth through acquisitions in China.

●	Uncertainties exist with respect to the interpretation and implementation of the PRC Foreign Investment Law and its Implementation Rules.

●	Regulations in mainland China of loans to and direct investment in PRC domestic companies by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to or make additional capital contributions to our mainland China subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

●	We may rely on dividends and other distributions on equity paid by our mainland China subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our mainland China subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business.

●	Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

●	There may exist uncertainties with respect to effecting service of legal process, enforcing foreign judgments or bringing actions in mainland China against us or our management based on foreign laws.

●	Fluctuations in exchange rates could have a material and adverse effect on our results of operations.

●	Governmental regulation of currency conversion may affect the utilization of our revenues.

●	Regulations in mainland China relating to offshore investment activities by mainland China residents may limit our mainland China subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our mainland China resident beneficial owners to liability and penalties under the law of mainland China.

●	Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject plan participants in mainland China or us to fines and other legal or administrative sanctions.

●	Discontinuation of any of the preferential tax treatments and government subsidies or imposition of any additional taxes and surcharges could adversely affect our financial condition and results of operations.

●	If we are classified as a mainland China resident enterprise for purposes of income tax in mainland China, such classification could result in unfavorable tax consequences to us and our non-mainland China shareholders.

●	We may not be able to obtain certain benefits under relevant tax treaty on dividends paid by our mainland China subsidiaries to us through our Hong Kong subsidiary.

●	Indirect transfers of equity interests in mainland China resident enterprises by their non-mainland China holding companies may result in tax burdens.

●	If the custodians or authorized users of controlling non-tangible assets of our company in mainland China, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Risks Related to Our Securities

●	Certain judgments obtained against us by our shareholders may not be enforceable.

●	Our share price may be volatile and could decline substantially.

●	If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our business, our Ordinary Shares price and trading volume could decline.

●	Mr. Wenquan Zhu has significant voting power and may take actions that may not be in the best interests of our other shareholders.

●	If we cease to qualify as a foreign private issuer, it would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and it would incur significant additional legal, accounting, and other expenses that it would not incur as a foreign private issuer.

●	The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

●	We are an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors, which could have a material and adverse effect on us, including our growth prospects.

●	We may be or become a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

Implications of Being a Controlled Company

We are “controlled company’’ as defined under the Nasdaq Stock Market Rules because Mr. Wenquan Zhu, our founder and chief executive officer, holds a majority of our voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

●	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

●	reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a “foreign private issuer,” as defined by the SEC. As a Cayman Islands company listed on Nasdaq, we are subject to the Nasdaq Stock Market Rules corporate governance listing standards. However, Nasdaq Stock Market Rules permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market Rules. Other than as described in this section, our corporate governance practices do not differ from those followed by domestic companies listed on the Nasdaq Stock Market.

Nasdaq Stock Market listing rule 5635 generally provides that shareholder approval is required for U.S. domestic companies listed on the Nasdaq Stock Market prior to issuance (or potential issuance) of securities (i) issuances in connection with the acquisition of the stock or assets of another company if upon issuance the issued shares will equal to 20% or more of the number of shares or voting power outstanding prior to the issuance, or if certain specified persons have a 5% or greater interest in the assets or company to be acquired (Rule 5635(a)); (ii) issuances or potential issuances that will result in a change of control (Rule 5635(b)); (iii) issuances in connection with equity compensation arrangements (Rule 5635(c)); and (iv) 20% or greater issuances in transactions other than public offerings, as defined in the Nasdaq rules (Rule 5635(d)).

Notwithstanding this general requirement, Nasdaq Stock Market listing rule 5615(a)(3)(A) permits foreign private issuers to follow their home country practice rather than these shareholder approval requirements. Cayman Islands does not require shareholder approval prior to any of the foregoing types of issuances. Our Company, therefore, is not required to obtain such shareholder approval prior to entering into a transaction with the potential to issue securities as described above. Our board of directors has elected to follow our home country rules as to such issuances and will not be required to seek shareholder approval prior to entering into such a transaction.

Implication of Having an Offshore Holding Company Structure

The Company is a Cayman Islands holding company rather than a Chinese operating company. As a holding company with no material operations of its own, the Company conducts all of its operations and operates its business in China through its PRC operating subsidiaries. Because of the Company’s corporate structure as a Cayman Islands holding company with operations conducted by the PRC operating subsidiaries, it involves unique risks to investors. The PRC government has significant authority to intervene or influence the operation of our business at any time. The Company may need to adjust our operations from time to time to address any concern that may be raised by governmental agencies or otherwise comply with their regulatory requirements or regulatory actions. The PRC government’s enforcement of PRC laws may in turn intervene or influence our operations at any time, which could materially adversely affect operation of our business and/or cause the value of our securities to significantly decline or become worthless and affect our ability to offer or continue to offer securities to investors. Investors in our securities should be aware that they will not directly hold equity interests in the Chinese operating entities, but rather will hold equity solely in the Cayman Islands holding company, which indirectly owns 100% equity interests in the PRC operating subsidiaries. For further details, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China— The PRC government has significant authority to exert influence on or intervene the operation of China-based issuers, such as Big Tree Cloud at any time in relation to how we conduct our business, which could result in a material adverse change in our operations and the value of our securities,” “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Changes in China’s economic, social or oth”er conditions or government policies could have a material adverse effect on our business, results of operations, financial condition, and the value of our securities,” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China— We may rely on dividends and other distributions on equity paid by our mainland China subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our mainland China subsidiaries to make payments to us could have a material and adverse effect on our ability to conduct our business” on our most recent annual report on Form 20-F, incorporated herein by reference. None of the Company, Holdco or any of the PRC operating subsidiaries maintains, nor will it maintain any variable interest entities (“VIEs”) in the PRC (including Hong Kong and Macau).

Nasdaq Notification Letters

On August 5, 2024, the Company received a written notification (the “Notification Letter”) from Nasdaq, notifying the Company that it is not in compliance with the minimum market value of publicly held shares requirement (“MVPHS”) set forth in Nasdaq Listing Rules for continued listing on The Nasdaq Global Market. Nasdaq Listing Rule 5550(b)(2) requires companies to maintain a minimum MVPHS of US$15 million, and Nasdaq Listing Rule 5810(c)(3)(D) provides that the failure to meet the minimum MVPHS requirement exists if the deficiency continues for a period of 30 consecutive business days. Based on the MVPHS of the Company for the last 33 consecutive business days, the Company did not meet the minimum MVPHS requirement.

On September 23, 2024, the Company received written notice from the Listing Qualifications Staff of Nasdaq notifying the Company that, for more than the last ten (10) consecutive business days, from August 19, 2024 through September 20, 2024, the MVPHS of our Ordinary Shares has been US$15 million or greater. Accordingly, the written notice stated that the Company has regained compliance with the MVPHS listing requirement set forth under the Rule.

On March 13, 2025, the Company received another written notification (the “Additional Notification Letter”) from Nasdaq notifying the Company that for the last 30 consecutive business days, or from January 27, 2025 to March 12, 2025, the Company’s MVPHS was below the minimum of $15 million required for continued listing on The Nasdaq Global Market. In accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company is given 180 calendar days from the date of the Nasdaq Notice, or until September 9, 2025 (the “Compliance Date”), to regain compliance with respect to the MVPHS Requirement. The Additional Notification Letter states that to regain compliance with the MVPHS Requirement, the Company’s MVPHS must close at $15 million or more for a minimum of ten (10) consecutive business days during the compliance period ending on the Compliance Date.

On July 11, 2025, the Company received a notice from the Staff of Nasdaq notifying the Company that Staff has determined that for the last 11 consecutive trading days, from June 25, 2025 to July 10, 2025, the Company’s MVPHS has been US$15 million or greater. Accordingly, the Company has regained compliance with the MVPHS Requirement.

Adoption of 2024 Equity Incentive Plan

On October 31, 2024, our Board of Directors approved the adoption of the Big Tree Cloud Holdings Limited 2024 Equity Incentive Plan (the “2024 Incentive Plan”). Under the 2024 Incentive Plan, we will be permitted to grant share options, restricted shares, restricted share units, and similar equity-based compensation for the purpose of attracting, retaining, and incentivizing qualified directors, employees, franchisees and other individuals. The maximum number of shares issuable under the 2024 Incentive Plan is 11,416,109 Ordinary Shares, to be increased on the first day of each fiscal year of the Company during the term of the 2024 Incentive Plan commencing with the fiscal year beginning July 1, 2024, by an amount equal to 1.0% of the total number of issued and outstanding Ordinary Shares on the last day of the immediately preceding fiscal year. As of the date of this prospectus, we have issued 9,892,382 Ordinary Shares to certain distributors and employees under the 2024 Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described in Part I, Item 3, D. Risk Factors in our most recent Annual Report on Form 20-F, together with the other information set forth in this prospectus, and in the other documents that we include or incorporate by reference into this prospectus, as updated by our Current Reports on Form 6-K and other filings we make with the SEC, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, before making a decision about investing in our securities. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any risks actually occur, our business, financial condition and results of operations may be materially and adversely affected. In such an event, the trading price of our securities could decline and you could lose part or all of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in one or more prospectus supplements) an indeterminate number of Securities as shall have a maximum aggregate offering price of $100,000,000. The actual price and terms of the Securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities registered on the registration statement to which this prospectus forms a part with a value exceeding one-third of the aggregate market value worldwide of our outstanding common equity held by non-affiliates (which we refer to as our public float) in any 12-month period so long as our public float remains below US$75,000,000.

In the event that subsequent to the effective date of the registration statement of which this prospectus forms a part, the aggregate market value of our outstanding Ordinary Shares held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales under General Instruction I.B.5 of Form F-3 shall not apply to additional sales made pursuant to this registration statement. We will state on the cover of each prospectus supplement the amount of our outstanding Ordinary Shares held by non-affiliates, the amount of securities being offered and the amount of securities sold during the prior 12-calendar-month-period that ends on, and includes, the date of such prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will describe the terms of the offering, including the following information, if applicable:

●	the name or names of any dealers or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any offering price to the public;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any commissions paid to agents.

Sale through underwriters or dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered-securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market making, stabilization and other transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

DESCRIPTION OF ORDINARY SHARES

General

We are a Cayman Islands exempt company and our affairs are governed by our amended and restated memorandum and articles of association (the “Amended Articles”), as amended from time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act or the Cayman Islands Companies Act below. As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares with a par value of US$0.0001 each, of which 86,972,928 Ordinary Shares were issued and outstanding.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our Ordinary Shares. The following summary is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Amended Articles.

Ordinary shares

General

All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares.

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by the directors or by ordinary resolutions. The Amended Articles provide that dividends may be declared and paid out of our profits, or out of monies otherwise available for dividend in accordance with the Cayman Companies Act.

Voting Rights

In respect of all matters upon which the Ordinary Shares are entitled to vote, each of our Ordinary Share is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by any one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of all votes attaching to all of the total issued voting shares of the Company.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting. A special resolution will be required for important matters such as a change of name or making changes to the Amended Articles.

Directors’ Power to Issue Shares

Subject to applicable law, the Board of Directors may, in their absolute discretion and without the approval of the shareholders, cause us to (1) issue, allot and dispose of shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; (2) grant rights over shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate and determine the designations, powers, preferences, privileges and other rights attaching to such shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding shares, at such times and on such other terms as they think proper; and (3) grant options with respect to shares and issue warrants or similar instruments with respect thereto.

Transfer of Ordinary Shares

Subject to the restrictions contained in the Amended Articles and the Lock-up Agreement, any of our shareholders may transfer all or any of his or her Ordinary Shares by an instrument of transfer in writing in the usual or common form or any other form approved by our Board of Directors.

Our Board of Directors may decline to register any transfer of any our Ordinary Shares unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate for our Ordinary Shares to which it relates and such other evidence as the board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of our Ordinary Shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom our Ordinary Share is to be transferred does not exceed four;

(e)	the shares conceded are free of any lien in favor of the Company; or

(f)	a fee of such maximum sum as the exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to the Company in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of Ordinary Shares), assets available for distribution among the holders of our Ordinary Shares shall be distributed among the holders of our Ordinary Shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to the terms of allotment, our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Cayman Companies Act and other applicable law, the Company may issue shares on terms that are subject to redemption, at the Company’s option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the Board of Directors.

Variation of Rights of Shares

If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Cayman Companies Act and terms of issue of shares of such class, be varied with without the consent of the holders of the issued shares of that class where such variation is considered by our directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

General Meetings of Shareholders

Our directors may call extraordinary general meetings, and they shall on a requisition of our shareholders holding not less than one-third of the share capital of our forthwith proceed to convene an extraordinary general meeting. Advance notice of at least seven calendar days is required for the convening of our annual general meeting and any other extraordinary general meeting of our shareholders. A quorum required for a meeting of shareholders consists of the holders of not less than one-third of the aggregate voting power of all of the Ordinary Shares present in person or by proxy.

Inspection of Books and Records

Holders of our Ordinary Shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands.

Changes in Capital

We may from time to time by Ordinary Resolution:

●	increase our share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as we in general meeting may determine;

●	consolidate and divide all or any of our share capital into shares of a larger amount than its existing shares;

●	by subdivision of its existing shares or any of them divide the whole or any part of our share capital into shares of smaller amount than is fixed by the Amended Articles; or

●	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by the Cayman Companies Act.

Anti-Takeover Provisions

Some provisions of the Amended Articles may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Amended Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (a) 75% in value of the shareholders or class of shareholders, as the case may be, or (b) a majority in number representing 75% in value of the creditors or each class of creditors, as the case may be, with whom the arrangement is to be made, that are, in each case, present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders, and limit the ability of shareholders to requisition and convene general meetings of shareholders.

Under the Cayman Islands Companies Act, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Islands Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our amended articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.’

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Restructuring

A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)	is or is likely to become unable to pay its debts; and

(b)	intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Islands Companies Act, our articles may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

DESCRIPTION OF WARRANTS

As of the date of this prospectus, we have 6,016,125 warrants outstanding, which consisted of: (i) 5,750,000 warrants (the “Public Warrants”) with each Public Warrant exercisable to purchase one Ordinary Share at a price of $11.50, such Public Warrants originally issued in the initial public offering of Plutonian by holders, and (ii) 266,125 warrants (the “Private Warrants”) with each Private Warrant exercisable to purchase one Ordinary Share at a price of $11.50, such Private Warrants originally issued in a private placement by Plutonian in connection with the initial public offering of Plutonian by the holders. We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

Existing Warrants

Upon closing of the Business Combination, the warrants of Plutonian converted automatically into warrants of the Company to purchase our Ordinary Shares (the “Existing Warrants”). The Existing Warrants are comprised of both Public Warrants and Private Warrants. The following provides a summary of the material provisions governing the Existing Warrants.

Each redeemable warrant entitles the holder thereof to purchase one (1) Ordinary Share at a price of $11.50 per share, subject to adjustment. The warrants became exercisable on the later of 30 days after the completion of the Business Combination and 12 months from the closing of Plutonian’s initial public offering, provided in each case that we have an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time or earlier upon redemption or liquidation.

In addition, if (a) Plutonian issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by its board of directors and, in the case of any such issuance to Plutonian’s initial stockholders or their affiliates, without taking into account any insider shares held by its initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of its initial business combination (net of redemptions), and (c) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which Plutonian consummates its initial business combination (such price, the “Market Price”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Price and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Price and the Newly Issued Price.

We may redeem the outstanding warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption, which we refer to as the 30-day redemption period; and

●	if, and only if, the last reported sale price of our Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

The right to exercise will be forfeited unless the warrants are exercised prior to the redemption date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

Other Warrants

In addition to the Existing Warrants, we may issue other warrants to purchase our Ordinary Shares. Warrants may be issued independently or together with any other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing and may be attached to, or separate from, such securities. To the extent warrants that we issue are to be publicly-traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of the warrant and/or warrant agreement, if any, which may include a form of warrant certificate, as applicable that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the title of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the securities or other rights for which the warrants are exercisable;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities or other rights purchasable upon exercise of the warrants may be purchased;

●	if applicable, the date on and after which the warrants and the securities or other rights purchasable upon exercise of the warrants will be separately transferable;

●	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

●	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

●	the maximum or minimum number of warrants that may be exercised at any time;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase the number of Ordinary Shares of the relevant class or series at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, if applicable, unexercised warrants will become void. Warrants may be exercised in the manner described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the securities or other rights that the warrant holder has purchased. If the warrant holder exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase Ordinary Shares, holders of the warrants will not have any of the rights of holders of Ordinary Shares purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the Ordinary Shares purchasable upon exercise, if any.

DESCRIPTION OF DEBT SECURITIES

General

We may issue debt securities which may or may not be converted into our Ordinary Shares. We may issue the debt securities independently or together with any underlying securities, and debt securities may be attached or separate from the underlying securities. In connection with the issuance of any debt securities, we do not intend to issue them pursuant to a trust indenture upon reliance of Section 304(a)(8) of the Trust Indenture Act and Rule 4a-1 promulgated thereunder.

The following description is a summary of selected provisions relating to the debt securities that we may issue. The summary is not complete. When debt securities are offered in the future, a prospectus supplement, information incorporated by reference, or a free writing prospectus, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the debt securities as described in a prospectus supplement, information incorporated by reference, or free writing prospectus will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of debt securities in the applicable prospectus supplement, information incorporated by reference, or free writing prospectus is subject to and is qualified in its entirety by reference to all the provisions of any specific debt securities document or agreement. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of warrants. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” below for information on how to obtain a copy of a debt securities document when it is filed.

When we refer to a series of debt securities, we mean all debt securities issued as part of the same series under the applicable indenture.

Terms

The applicable prospectus supplement, information incorporated by reference, or free writing prospectus, may describe the terms of any debt securities that we may offer, including, but not limited to, the following:

●	the title of the debt securities;

●	the total amount of the debt securities;

●	the amount or amounts of the debt securities will be issued and interest rate;

●	the conversion price at which the debt securities may be converted;

●	the date on which the right to convert the debt securities will commence and the date on which the right will expire;

●	if applicable, the minimum or maximum amount of debt securities that may be converted at any one time;

●	if applicable, a discussion of material federal income tax consideration;

●	if applicable, the terms of the payoff of the debt securities;

●	the identity of the indenture agent, if any;

●	the procedures and conditions relating to the conversion of the debt securities; and

●	any other terms of the debt securities, including terms, procedure and limitation relating to the exchange or conversion of the debt securities.

Form, Exchange, and Transfer

We may issue the debt securities in registered form or bearer form. Debt securities issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the debt securities represented by the global security. Those investors who own beneficial interests in global debt securities will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue debt securities in non-global form, i.e., bearer form. If any debt securities are issued in non-global form, debt securities certificates may be exchanged for new debt securities certificates of different denominations, and holders may exchange, transfer, or convert their debt securities at the debt securities agent’s office or any other office indicated in the applicable prospectus supplement, information incorporated by reference or free writing prospectus.

Prior to the conversion of their debt securities, holders of debt securities convertible for Ordinary Shares will not have any rights of holders of Ordinary Shares, and will not be entitled to dividend payments, if any, or voting rights of the Ordinary Shares.

Conversion of Debt Securities

A debt security may entitle the holder to purchase, in exchange for the extinguishment of debt, an amount of securities at a conversion price that will be stated in the debt security. Debt securities may be converted at any time up to the close of business on the expiration date set forth in the terms of such debt security. After the close of business on the expiration date, debt securities not exercised will be paid in accordance with their terms.

Debt securities may be converted as set forth in the applicable offering material. Upon receipt of a notice of conversion properly completed and duly executed at the corporate trust office of the indenture agent, if any, or to us, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the debt security represented by such security is converted, a new debt security will be issued for the remaining debt security.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of unit agreement that describes the terms of the series of units we may offer under this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other material terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Ordinary Shares” and “Description of Warrants” will apply to each unit and to any Ordinary Share or warrant included in each unit, respectively.

We may issue units in such amounts and in numerous distinct series as we determine.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands on September 25, 2023. We are incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws as compared to the United States and provides significantly less protection for investors than the United States. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

Substantially all of our operations are conducted outside the United States, and all of our assets are located outside the United States. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. Due to the lack of reciprocity and treaties between the United States and some of these foreign jurisdictions, and cost and time constraints, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Maples and Calder (Hong Kong) LLP, our counsel with respect to the laws of the Cayman Islands, and Sundial Law Firm, our counsel with respect to PRC law, have advised us that there is uncertainty as to whether the courts of Cayman Islands or the PRC would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has further advised us that there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in a U.S. court (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign monetary judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay a liquidated sum for which such judgment has been given, , provided such judgment: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. Furthermore, it is uncertain whether the Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Maples and Calder (Hong Kong) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

Sundial Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. Sundial Law Firm has advised us further that there are no treaties or other forms of reciprocity between China and the United States for the mutual recognition and enforcement of court judgments, thus making the recognition and enforcement of a U.S. court judgment in China difficult.

TAXATION

Certain U.S. income tax considerations relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities. In addition, the following section contains a description of certain Cayman Islands income tax consequences relating to our Ordinary Shares.

Cayman Islands Tax Considerations

The following summary contains a description of certain Cayman Islands income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase Ordinary Shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain Cayman Islands income tax consequences of an investment in the securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws:

Payments of dividends and capital in respect of securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal or a dividend or capital to any holder of Ordinary Shares, as the case may be, nor will gains derived from the disposal of the Ordinary Shares be subject to Cayman Islands income or corporate tax. The Cayman Islands currently have no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of securities or on an instrument of transfer in respect of a Security, unless the relevant instruments are executed in, or after execution brought within, the jurisdiction of the Cayman Islands or our Company holds interests in land in the Cayman Islands.

The Tax Concessions Law

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, pursuant to section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, we may obtain undertakings from the Financial Secretary of the Cayman Islands:

(a)	that no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)	in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)	on or in respect of our shares, debentures or other obligations; or

(ii)	by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act.

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands save certain stamp duties which may be applicable, from time to time, on certain instruments executed in or brought within the jurisdiction of the Cayman Islands.

People’s Republic of China Taxation

PRC Enterprise Income Tax Law

Under the PRC Enterprise Income Tax Law, an enterprise established outside of China with “de facto management bodies” within China may be considered a PRC “resident enterprise,” meaning it can be treated in a manner similar to a PRC enterprise for enterprise income tax purposes, although the dividends paid to a PRC resident enterprise from another may qualify as “tax-exempt income.” The implementation rules of the PRC Enterprise Income Tax Law define a “de facto management body” as a body that has substantial and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. STA Circular 82 issued by the State Taxation Administration on April 22, 2009 specifies that certain offshore enterprises controlled by a PRC company or a PRC company group will be classified as PRC “resident enterprises” if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function are mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in China; and (iv) at least half of the enterprise’s directors with voting rights or senior management reside in China. Although STA Circular 82 only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals, the determination criteria set forth in STA Circular 82 may reflect STA’s general position on how the “de facto management body” test should be applied in determining tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

We believe that we are not a PRC resident enterprise and therefore we are not subject to PRC enterprise income tax reporting obligations and the dividends paid by us to holders of our Ordinary Shares will not be subject to PRC withholding tax. However, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our non-PRC enterprise shareholders and a 20% withholding tax from dividends we pay to our non-PRC individual shareholders, including the holders of our Ordinary Shares. In addition, non-PRC shareholders may be subject to PRC tax on gains realized on the sale or other disposition of Ordinary Shares if such income is treated as China-sourced income. It is unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their tax residence and China in the event we are treated as a PRC resident enterprise.

Enterprise Income Tax for Share Transfer by Non-PRC Resident Enterprises

On February 3, 2015, the State Taxation Administration issued STA Public Notice 7. In December 2017, Article 13 and Paragraph 2 of Article 8 of STA Public Notice 7 were abolished Pursuant to STA Public Notice 7, as amended, where a non-PRC resident enterprise indirectly transfers equities and other properties of a PRC resident enterprise to evade its obligation of paying enterprise income tax by implementing arrangements that are not for reasonable commercial purpose, such indirect transfer shall be re-identified and recognized as a direct transfer of equities and other properties of the PRC resident enterprise. STA Public Notice 7, as amended, provides clear criteria for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity interests through a public securities market. STA Public Notice 7, as amended, also brings challenges to both offshore transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-PRC resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an offshore holding company, which is an Indirect Transfer, the non-PRC resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the PRC tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the offshore holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

PRC Value-Added Tax (VAT) and Business Tax

Before August 2013 and pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenue generated from providing services. However, if the services provided are related to technology development and transfer, the business tax may be exempted subject to approval by the tax authorities.

In November 2011, the Ministry of Finance and SAT promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In May and December 2013, April 2014, March 2016 and July 2017, the Ministry of Finance and SAT promulgated five circulars to further expand the scope of services that are to be subject to VAT instead of business tax. Pursuant to these tax rules, from August 1, 2013, VAT was imposed to replace the business tax in certain service industries, including technology services and advertising services, and from May 1, 2016, VAT replaced business tax in all industries, on a nationwide basis. On November 19, 2017, the State Council further amended the Interim Regulation of PRC on Value Added Tax to reflect the normalization of the pilot program. The VAT rates generally applicable are simplified as 17%, 11%, 6% and 0%, and the VAT rate applicable to the small-scale taxpayers is 3%. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the revenue from services provided.

On April 4, 2018, the Ministry of Finance and SAT issued the Notice on Adjustment of VAT Rates, which came into effect on May 1, 2018. According to the notice, starting from May 1, 2018, the taxable goods previously subject to VAT rates of 17% and 11%, respectively, become subject to lower VAT rates of 16% and 10%, respectively.

On March 20, 2019, the Ministry of Finance, SAT and the General Administration of Customs issued the Announcement on Policies for Deepening the VAT Reform, which came into effect in April 2019, to further reduce VAT rates. According to the announcement, (1) for general VAT payers’ sales activities or imports previously subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively; (2) for agricultural products purchased by taxpayers to which an existing 10% deduction rate is applicable, the deduction rate is adjusted to 9%; (3) for agricultural products purchased by taxpayers for production or commissioned processing, which are subject to VAT at 13%, the input VAT will be calculated at a 10% deduction rate; (4) for the exportation of goods or labor services that are subject to VAT at 16%, with the applicable export refund at the same rate, the export refund rate is adjusted to 13%; and (5) for the exportation of goods or cross-border taxable activities that are subject to VAT at 10%, with the export refund at the same rate, the export refund rate is adjusted to 9%.

LEGAL MATTERS

We are being represented by Sichenzia Ross Ference Carmel LLP, New York, New York with respect to certain legal matters as to United States federal securities and New York State law. The validity of the securities offered by this prospectus and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Legal matters as to PRC law will be passed upon for us by Sundial Law Firm.

EXPERTS

The consolidated financial statements of the Company as of June 30, 2024 and 2023 and for each of the two years ended June 30, 2024 and 2023 have been audited by Audit Alliance LLP, an independent registered public accounting firm, as set forth in their report dated October 24, 2024 included in our annual report on Form 20-F filed with the SEC on October 25, 2024, and are incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are currently subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings may also be obtained over the Internet at the SEC’s website at www.sec.gov.

Our corporate website is www.bigtreeclouds.com. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., 122 E. 42nd Street, 18th Floor, New York, NY 10168.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents:

●	our Annual Report on Form 20-F for the year ended June 30, 2024, filed with the SEC on October 25, 2024;

●	our Current Reports on Form 6-K furnished on October 31, 2024 (with respect to the content of the current report and the Exhibit 4.1 titled “Big Tree Cloud Holdings Limited 2024 Equity Incentive Plan” filed therein), October 31, 2024 (with respect to the content of the current report and the exhibit press release regarding the resignation and appointment of independent directors), March 14, 2025, April 3, 2025, May 9, 2025 (with respect to the content of the current report), July 14, 2025 and August 28, 2025;

●	the description of our Ordinary Shares contained in Exhibit 2.1 and the description of our warrants contained in Exhibit 2.2 of our Annual Report on Form 20-F filed with the SEC on October 25, 2024, including any amendment or report filed for the purpose of updating such description;

●	any future annual reports on Form 20-F filed with the SEC after the date of the filing of the registration statement of which this prospectus forms a part and prior to the termination of the offering of the securities offered by this prospectus; and

●	any future reports on Form 6-K that we furnish to the SEC after the date of the filing of the registration statement of which this prospectus forms a part that are identified in such reports as being incorporated by reference in this prospectus.

Our most recent Annual Report on Form 20-F contains descriptions of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States.

The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC using its EDGAR system. We maintain our website at www.bigtreeclouds.com. The information contained on our websites does not form a part of this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus but not delivered with the prospectus will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Big Tree Cloud Holdings Limited

Attn: Wenquan Zhu, Chief Executive Officer and Chairman of the Board of Directors

Building B4

Qianhai Shengang Fund Town

Nanshan District, Shenzhen 518052, China

+86 0755 2759-5623

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

Big Tree Cloud Holdings Limited

$100,000,000

Ordinary Shares

Warrants

Debt Securities

Rights

Units

Prospectus dated _____________, 2025

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Officers and Directors.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for the time being of the Company for all actions, costs, charges, losses, damages and expenses incurred or sustained by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Any underwriting agreement entered into in connection with an offering of our securities may also provide for indemnification of us and our officers and directors in certain cases.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the U.S. Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424 (b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(7)	For purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1*	The currently effective Amended and Restated Articles of Association of the Company
4.2	Specimen of Ordinary Share of the Company (incorporated by reference to Exhibit 4.5 of the Company’s registration statement on Form F-4 (File No. 333-277882), filed with the SEC on March 27, 2024)
4.3	Specimen of Warrant of the Company (incorporated by reference to Exhibit 4.6 of the Company’s registration statement on Form F-4 (File No. 333-277882), filed with the SEC on March 27, 2024)
4.4	Warrant Agreement (incorporated by reference to Exhibit 4.2 of Plutonian’s current report on Form 8-K filed with the SEC on November 16, 2022)
4.5	Supplemental Warrant Agreement dated June 7, 2024 by and among Plutonian, the Company and Continental Stock Transfer & Trust Company (incorporated by reference to 2.6 of the Company’s shell company report on Form 20-F, filed with the SEC on June 12, 2024)
4.6**	Form of Warrant Agreement, including form of Warrant
4.7**	Form of Debt Securities
4.8**	Form of Rights Certificate
4.9**	Form of Unit Agreement
5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the securities being registered
8.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
23.1*	Consent of Audit Alliance LLP
23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.3*	Consent of Sundial Law Firm
24.1*	Power of Attorney (included on the signature page hereof)
107*	Filing Fee Table

*	Filed herewith.

**	To be filed by amendment or as an exhibit to a filing with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in connection with the offering of securities to the extent required for any such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, Guangdong Province, China, on August 29, 2025.

Big Tree Cloud Holdings Limited

By:	/s/ Wenquan Zhu
Name:	Wenquan Zhu
Title:	Chief Executive Officer and Director

By:	/s/ Ting Yan
Name:	Ting Yan
Title:	Chief Financial Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose individual signature appears below hereby authorizes and appoints each of Wenquan Zhu and Ting Yan with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, and each of them, or any substitute or substitutes for each of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities have signed this registration statement below on August 29, 2025.

Signature	Title

/s/ Wenquan Zhu	Chief Executive Officer and Director
Wenquan Zhu	(Principal Executive Officer)

/s/ Ting Yan	Chief Financial Officer and Director
Ting Yan	(Principal Financial Officer

/s/ Qiang Wang	Director
Qiang Wang

/s/ Yumao Huang	Director
Yumao Huang

/s/ Guo Ren	Independent Director
Guo Ren

/s/ Jiahe Liao	Independent Director
Jiahe Liao

/s/ Munwah Wan	Independent Director
Munwah Wan

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement on August 29, 2025.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.